Exhibit 99.1

News Release

Graham Corporation 20 Florence Avenue Batavia, NY 14020

IMMEDIATE RELEASE

Graham Corporation Reports Record Orders and Backlog

for Fiscal Year 2014

•	Record orders in fiscal 2014 of $128.2 million, up 34% over prior year

•	Record fiscal year-end backlog of $112.1 million

•	Fourth quarter revenue was $26.1 million with diluted earnings per share of $0.23; Fiscal 2014 revenue was $102.2 million with $1.00 in diluted EPS

•	Strong, flexible balance sheet with $61.1 million in cash, cash equivalents and investments

•	Fiscal 2015 revenue expected to grow 17% to 27% to range of $120 to $130 million

BATAVIA, NY, May 30, 2014 – Graham Corporation (NYSE: GHM), a global business that designs, manufactures and sells critical equipment for the oil refining, petrochemical and power industries, including the supply of components and raw materials to nuclear energy facilities, today reported its financial results for its fourth quarter and fiscal year ended March 31, 2014 (“fiscal 2014”).

Mr. James R. Lines, Graham’s President and Chief Executive Officer, commented, “We delivered solid results in fiscal 2014 while continuing our investments for future growth. We believe the successful execution of the large volume of orders we received in a concentrated surge during the year validated the value of the multi-year investments we made in our people and processes over the last several years. Our engineering team skillfully executed over $80 million in new orders received in the first half of the year with lead times that averaged 15% less than historic levels. We remain committed to earnings expansion, including investments in infrastructure this past year to support the strong growth we expect in fiscal 2015 and beyond.”

Strong Sales in U.S. Markets Help to Offset Lower International Sales in Fiscal 2014 Fourth Quarter

Net sales in the fourth quarter of fiscal 2014 were $26.1 million, down from net sales of $30.9 million in the fourth quarter of the fiscal year ended March 31, 2013 (“fiscal 2013”). Sales to the U.S. market were $20.3 million, or 78% of total sales, up $3.9 million, or 23.8%. This increase was driven by improving fundamentals in the North American chemical industry. International sales decreased by 60% to $5.8 million compared with the prior-year period. Lower sales to Asia and the Middle East were partially offset by growth in South America.

Sales to the chemical/petrochemical industry more than doubled to $10.5 million. This was offset by a $7.9 million reduction in sales to the refining industry, a $2.4 million reduction in power industry sales and a modest reduction in sales to other commercial and industrial markets.

Fluctuations in Graham’s sales among geographic locations and industries can vary measurably from quarter-to-quarter based on the timing and magnitude of projects. Graham does not believe that such quarter-to-quarter fluctuations are indicative of business trends, which it believes are more apparent on a trailing one to two year basis.

- MORE -

Graham Corporation Reports Record Orders and Backlog for Fiscal Year 2014

May 30, 2014

Fourth Quarter Fiscal 2014 Operating Performance

Gross profit was $7.4 million, or 28.4% of sales, compared with $10.5 million, or 34.1% of sales, in the same period of the prior fiscal year and $6.1 million, or 26.0% of sales, in the trailing third quarter of fiscal 2014. Lower volume and changes in product mix negatively impacted gross margin when compared with the prior-year period. When compared with the trailing third quarter, gross margin improved on higher volume.

Selling, general and administrative (“SG&A”) expenses were $4.2 million, down from $4.9 million in the prior-year period. The decline in SG&A resulted from lower commissions associated with sales volume and elimination of non-recurring expenses that impacted the prior-year period. SG&A as a percent of sales increased to 16.3% in the fourth quarter of fiscal 2014 compared with 15.7% in the prior-year period.

Operating profit in the fourth quarter was $3.2 million, or 12.2% of sales, compared with $5.7 million, or 18.4% of sales, in the fourth quarter of fiscal 2013. When compared with the trailing third quarter, operating profit was up from $2.0 million, including a 370 basis point improvement in operating margin.

Earnings before interest, taxes, depreciation, and amortization (“EBITDA”) was $3.7 million, or 14.3% of sales, compared with $6.2 million, or 20.1% of sales, in the same period of the prior fiscal year and $2.5 million, or 10.8% of sales, in the trailing third quarter. Graham believes that when used in conjunction with measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), EBITDA, which is a non-GAAP measure, helps in the understanding of its operating performance. Graham’s credit facility also contains ratios based on EBITDA. See the attached tables for important disclosures regarding Graham’s use of EBITDA as well as a reconciliation of net income to EBITDA.

Net income was $2.3 million, or $0.23 per diluted share, compared with $4.1 million, or $0.41 per diluted share, in the prior year’s fourth quarter.

Fiscal 2014 Full-Year Review

Fiscal 2014 net sales of $102.2 million decreased by $2.7 million, or 2.6%, from fiscal 2013. U.S. sales increased by $8.2 million, or 14.6%, to $63.8 million for fiscal 2014, driven by sales to the petrochemical industry. International sales were $38.4 million and represented 38% of total sales in fiscal 2014, compared with $49.3 million, or 47% of total sales, in the prior year.

Gross profit was $31.8 million, unchanged from the prior year. As a percent of sales, gross margin increased to 31.1% from 30.3%. SG&A of $17.2 million was up $0.6 million. As a percentage of sales, SG&A was 16.8% in fiscal 2014 compared with 15.8% in the prior year. Fiscal 2013 SG&A benefitted from the reversal of a $975 thousand earn-out reserve related to Graham’s acquisition of its wholly-owned subsidiary Energy Steel & Supply Co. (“Energy Steel”).

EBITDA was $16.8 million, or 16.5% of sales, compared with $17.3 million, or 16.5% of sales, in fiscal 2013. See the attached tables for important disclosures regarding Graham’s use of EBITDA as well as a reconciliation of net income to EBITDA.

Net income was $10.1 million, down $1.0 million, or 9.0%, from the prior year. Per diluted share, fiscal 2014 earnings were $1.00 compared with $1.11 in the prior year. Fiscal 2013 benefitted from the previously mentioned reversal of the earn-out reserve associated with the Energy Steel acquisition. Excluding this benefit, fiscal 2013 adjusted net income was $10.2 million, or $1.01 per diluted share.

- MORE -

Graham Corporation Reports Record Orders and Backlog for Fiscal Year 2014

May 30, 2014

Strong, Flexible Balance Sheet

Cash, cash equivalents and investments at March 31, 2014 were $61.1 million compared with $51.7 million at March 31, 2013 and $63.9 million on December 31, 2013.

Cash provided by operations in fiscal 2014 was $15.2 million, up from $12.4 million of cash provided by operations during fiscal 2013.

Capital expenditures were $5.3 million in fiscal 2014 compared with $1.7 million in fiscal 2013. The majority of the increase in capital expenditures in fiscal 2014 was related to the production expansion at the Company’s Batavia, New York facility, which is on track for completion in the second quarter of fiscal 2015. Capital expenditures in fiscal 2015 are expected to be in the range of $5.5 million to $6.0 million, of which approximately 60% is expected to be utilized for the Batavia facility expansion.

Graham had no borrowings outstanding under its credit facility or any long-term debt outstanding at March 31, 2014.

Strong Pipeline of Opportunities and Increasing Bid Activity

Orders during the fourth quarter of fiscal 2014 were $23.5 million, down 9.3% from $25.9 million in orders during the prior-year period and comparable with the trailing third quarter. Compared with the prior-year period, power, chemical/petrochemical industry and other commercial and industrial markets each had higher order levels, while orders for the refining industry were down.

During the fourth quarter of fiscal 2014, orders of $14.7 million, or 63%, were from U.S. customers, while orders from international markets accounted for $8.8 million of total orders.

For the year, orders were a record $128.2 million, up from $95.8 million in the prior year. Graham expects that orders will be variable between quarters, but that in the long-run orders will be relatively balanced between domestic and international markets.

Graham’s backlog was $112.1 million at March 31, 2014 compared with $114.6 million at December 31, 2013 and $85.8 million at March 31, 2013. Approximately 26% of backlog at fiscal year end was for refinery projects, 28% was related to chemical and petrochemical projects, 16% was for power projects, including nuclear energy, 25% was for the defense industry and the remaining 5% was related to other industrial or commercial applications.

Approximately 70% to 75% of orders currently in backlog are expected to be converted to sales within the next 12 months. Graham had no projects on hold in backlog as of March 31, 2014.

Strong Outlook for Fiscal 2015

Graham expects sales will be in a range of $120 to $130 million in fiscal 2015, which represents anticipated growth of approximately 17% to 27% compared with fiscal 2014. Gross margin for fiscal 2015 is expected to be between 30% and 32%, as pricing power is still consistent with historic early-cycle margins. SG&A expense is expected to be between 15% and 16% of sales for fiscal 2015. Graham expects its fiscal 2015 full year tax rate to be within a range of 33% to 34%.

Mr. Lines concluded, “This is an exciting time for Graham. I believe that our markets are poised for expansion as our pipeline continues to be more robust than in past cycles. Accordingly, we are making investments in our capacity in a variety of ways. We plan to be prepared for strong growth and to effectively and efficiently provide both existing and new customers with our custom expertise and high quality service.”

Webcast and Conference Call

Graham will host a conference call and live webcast today at 11:00 a.m. Eastern Time to review its financial condition and operating results for fourth quarter and fiscal 2014, as well as its strategy and outlook. The review will be accompanied by a slide presentation which will be made available immediately prior to the conference call on Graham’s website at www.graham-mfg.com under the heading “Investor Relations.” A question-and-answer session will follow the formal presentation.

- MORE -

Graham Corporation Reports Record Orders and Backlog for Fiscal Year 2014

May 30, 2014

Graham’s conference call can be accessed by calling 1-201-689-8560. Alternatively, the webcast can be monitored on Graham’s website at www.graham-mfg.com.

To listen to the archived call, dial 1-858-384-5517, and enter replay pin number 13579861. A telephonic replay will be available from approximately 2:00 p.m. Eastern Time on the day of call through Friday, June 6, 2014. A transcript of the call will be placed on Graham’s website, once available.

ABOUT GRAHAM CORPORATION

With world-renowned engineering expertise in vacuum and heat transfer technology, Graham Corporation is a global designer, manufacturer and supplier of custom-engineered ejectors, pumps, condensers, vacuum systems and heat exchangers. For more than 77 years, Graham has built a reputation for top quality, reliable products and high-standards of customer service. Sold either as components or complete system solutions, the principal markets for Graham’s equipment are energy, including oil and gas refining and nuclear and other power generation, chemical/petrochemical and other process industries. In addition, Graham’s equipment can be found in diverse applications, such as metal refining, pulp and paper processing, shipbuilding, water heating, refrigeration, desalination, food processing, pharmaceutical, heating, ventilating and air conditioning, and in nuclear power installations, both inside the reactor vessel and outside the containment vessel.

Graham Corporation’s subsidiary Energy Steel & Supply Co. is a leading code fabrication and specialty machining company dedicated exclusively to the nuclear power industry.

Graham Corporation’s reach spans the globe. Its equipment is installed in facilities from North and South America to Europe, Asia, Africa and the Middle East. Graham routinely posts news and other important information on its website, www.graham-mfg.com, where additional comprehensive information on Graham Corporation and its subsidiaries can be found.

Safe Harbor Regarding Forward Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “typically,” “anticipates,” “believes,” “appears,” “could,” “plan,” and other similar words. All statements addressing operating performance, events, or developments that Graham Corporation expects or anticipates will occur in the future, including but not limited to, the expected performance of Energy Steel & Supply Co, expected expansion and growth opportunities within the domestic and international nuclear power generation markets, anticipated revenue, the timing of conversion of backlog to sales, market presence, profit margins, tax rates, foreign sales operations, its ability to improve cost competitiveness, customer preferences, changes in market conditions in the industries in which it operates, changes in general economic conditions and customer behavior, forecasts regarding the timing and scope of the economic recovery in its markets, and its acquisition strategy are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Graham Corporation’s most recent Annual Report filed with the Securities and Exchange Commission, included under the heading entitled “Risk Factors.”

Should one or more of these risks or uncertainties materialize, or should any of Graham Corporation’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on Graham Corporation’s forward-looking statements. Except as required by law, Graham Corporation disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

For more information contact:
Jeffrey F. Glajch	Deborah K. Pawlowski / Karen L. Howard
Vice President - Finance and CFO	Kei Advisors LLC
Phone: (585) 343-2216	Phone: (716) 843-3908 / (716) 843-3942
Email: jglajch@graham-mfg.com	Email: dpawlowski@keiadvisors.com / khoward@keiadvisors.com

FINANCIAL TABLES FOLLOW.

- MORE -

Graham Corporation Reports Record Orders and Backlog for Fiscal Year 2014

May 30, 2014

Graham Corporation Fourth Quarter and Fiscal 2014

Consolidated Statements of Operations

(Amounts in thousands, except per share data)

	Three Months Ended			Year Ended
	March 31,		%	March 31,		%
	2014	2013	Change	2014	2013	Change
Net sales	$26,087	$30,905	(16%)	$102,218	$104,937	(3%)
Cost of products sold	18,669	20,360	(8%)	70,406	73,151	(4%)

Gross profit	7,418	10,545	(30%)	31,812	31,822	0%

Gross profit margin	28.4%	34.1%		31.1%	30.3%
Other expenses and income:
Selling, general and administrative	4,187	4,794	(13%)	16,973	16,332	4%
Selling, general and administrative - amortization	54	58	(7%)	222	228	(3%)

Operating profit	3,177	5,693		14,617	15,262	(4%)
Operating profit margin	12.2%	18.4%		14.3%	14.5%
Interest income	(63)	(13)	385%	(94)	(51)	84%
Interest expense	3	7	(57%)	1	(264)	100%

Income before income taxes	3,237	5,699	(43%)	14,710	15,577	(6%)
Provision for income taxes	920	1,603	(43%)	4,565	4,429	3%

Net income	$2,317	$4,096	(43%)	$10,145	$11,148	(9%)

Per share data:
Basic:
Net income	$0.23	$0.41	(44%)	$1.01	$1.11	(9%)

Diluted:
Net income	$0.23	$0.41	(44%)	$1.00	$1.11	(10%)

Weighted average common shares outstanding:
Basic	10,092	10,041		10,070	10,027
Diluted	10,120	10,066		10,104	10,051
Dividends declared per share	$0.04	$0.03		$0.13	$0.09

- MORE -

Graham Corporation Reports Record Orders and Backlog for Fiscal Year 2014

May 30, 2014

Graham Corporation Fourth Quarter and Fiscal 2014

Consolidated Balance Sheets

(Amounts in thousands, except per share data)

	March 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$32,146	$24,194
Investments	29,000	27,498
Trade accounts receivable, net of allowances ($46 and $33 at March 31, 2014 and 2013, respectively)	10,339	9,440
Unbilled revenue	7,830	13,113
Inventories	16,518	11,171
Prepaid expenses and other current assets	457	783
Income taxes receivable	498	2,635
Deferred income tax asset	668	69

Total current assets	97,456	88,903
Property, plant and equipment, net	16,4499	13,288
Prepaid pension asset	5,759	2,349
Goodwill	6,938	6,938
Permits	10,300	10,300
Other intangible assets, net	4,608	4,788
Other assets	124	167

Total assets	$141,634	$126,733

Liabilities and stockholders’ equity
Current liabilities:
Current portion of capital lease obligations	$80	$87
Accounts payable	10,084	9,429
Accrued compensation	5,701	5,018
Accrued expenses and other current liabilities	2,233	3,051
Customer deposits	8,012	6,919
Deferred income tax liability	—	373

Total current liabilities	26,110	24,877
Capital lease obligations	136	127
Accrued compensation	158	308
Deferred income tax liability	8,197	7,131
Accrued pension liability	272	227
Accrued postretirement benefits	853	923
Other long-term liabilities	—	145

Total liabilities	35,726	33,738

Stockholders’ equity:
Preferred stock, $1.00 par value - Authorized, 500 shares
Common stock, $.10 par value - Authorized, 25,500 shares Issued, 10,409 and 10,331 shares at March 31, 2014 and 2013, respectively	1,041	1,033
Capital in excess of par value	20,274	18,596
Retained earnings	93,469	84,632
Accumulated other comprehensive loss	(5,765)	(8,033)
Treasury stock (311 and 327 shares at March 31, 2014 and 2013, respectively)	(3,111)	(3,233)

Total stockholders’ equity	105,908	92,995

Total liabilities and stockholders’ equity	$141,634	$126,733

- MORE -

Graham Corporation Reports Record Orders and Backlog for Fiscal Year 2014

May 30, 2014

Graham Corporation Fourth Quarter 2014

Consolidated Statements of Cash Flows

(Amounts in thousands)

	Year Ended March 31,
	2014	2013
Operating activities:
Net income	$10,145	$11,148
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,977	1,851
Amortization	222	228
Amortization of unrecognized prior service cost and actuarial losses	886	893
Discount accretion on investments	(8)	(15)
Stock-based compensation expense	639	576
Loss on disposal or sale of property, plant and equipment	223	85
Deferred income taxes	(1,011)	(2,357)
(Increase) decrease in operating assets:
Accounts receivable	(1,001)	2,264
Unbilled revenue	5,318	(415)
Inventories	(5,161)	(5,311)
Income taxes receivable/payable	2,137	1,845
Prepaid expenses and other current and non-current assets	185	(300)
Prepaid pension asset	(793)	(767)
Increase (decrease) in operating liabilities:
Accounts payable	595	2,957
Accrued compensation, accrued expenses and other current and non-current liabilities	28	59
Customer deposits	1,009	(255)
Long-term portion of accrued compensation, accrued pension liability and accrued postretirement benefits	(160)	(54)

Net cash provided by operating activities	15,230	12,432

Investing activities:
Purchase of property, plant and equipment	(5,263)	(1,655)
Proceeds from disposal of property, plant and equipment	32	37
Purchase of investments	(109,494)	(83,984)
Redemption of investments at maturity	108,000	73,000

Net cash used by investing activities	(6,725)	(12,602)

Financing activities:
Principal repayments on capital lease obligations	(88)	(85)
Issuance of common stock	581	83
Dividends paid	(1,308)	(899)
Excess tax deduction on stock awards	271	43

Net cash used by financing activities	(544)	(858)

Effect of exchange rate changes on cash	(9)	33

Net increase (decrease) in cash and cash equivalents	7,952	(995)
Cash and cash equivalents at beginning of year	24,194	25,189

Cash and cash equivalents at end of year	$32,146	$24,194

- MORE -

Graham Corporation Reports Record Orders and Backlog for Fiscal Year 2014

May 30, 2014

Graham Corporation Fourth Quarter and Fiscal 2014

EBITDA Reconciliation

(Amounts in thousands)

	Three Months Ended		Year Ended
	March 31,		March 31,
	2014	2013	2014	2013
Net income	$2,317	$4,096	$10,145	$11,148
+Net interest expense	(60)	(6)	(93)	(315)
+Income taxes	920	1,603	4,565	4,429
+Depreciation & amortization	553	519	2,199	2,079

EBITDA	$3,730	$6,212	$16,816	$17,341

EBITDA margin %	14.3%	20.1%	16.5%	16.5%

EBITDA is defined as consolidated net income before interest expense and income, income taxes, and depreciation and amortization. EBITDA is not a measure determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP. Nevertheless, Graham believes that providing non-GAAP information such as EBITDA is important for investors and other readers of Graham’s financial statements, as it is used as an analytical indicator by Graham’s management to better understand of operating performance. Graham’s credit facility also contains ratios based on EBITDA. Because EBITDA is a non-GAAP measure and is thus susceptible to varying calculations, EBITDA, as presented, may not be directly comparable to other similarly titled measures used by other companies.

- MORE -

Graham Corporation Reports Record Orders and Backlog for Fiscal Year 2014

May 30, 2014

Graham Corporation Fourth Quarter Fiscal 2014

Additional Information

ORDER & BACKLOG TREND

($ in millions)

	Q113	Q213	Q313	Q413	FY2013	Q114	Q214	Q314	Q414	FY2014
	6/30/12	9/30/12	12/31/12	3/31/13	Total	6/30/13	9/30/13	12/31/13	3/31/14	Total
Orders	$19.7	$25.6	$24.6	$25.9	$95.8	$32.8	$48.4	$23.5	$23.5	$128.2
Backlog	$92.0	$91.8	$90.7	$85.8	$85.8	$90.4	$114.4	$114.6	$112.1	$112.1

SALES BY INDUSTRY FY 2014

($ in millions)

FY 2014	Q1	% of	Q2	% of	Q3	% of	Q4	% of	FY2014	% of
	6/30/13	Total	9/30/13	Total	12/31/13	Total	3/31/14	Total		Total
Refining	$12.6	45%	$10.5	43%	$7.3	31%	$5.8	22%	$36.2	35%
Chemical/ Petrochemical	$4.6	16%	$4.0	16%	$5.4	23%	$10.5	40%	$24.5	24%
Power	$7.7	27%	$5.7	23%	$5.3	23%	$4.9	19%	$23.5	23%
Other Commercial and Industrial*	$3.4	12%	$4.3	18%	$5.4	23%	$4.9	19%	$18.0	18%
Total	$28.3		$24.5		$23.4		$26.1		$102.2

SALES BY INDUSTRY FY 2013

($ in millions)

FY 2013	Q1	% of	Q2	% of	Q3	% of	Q4	% of	FY2013	% of
	6/30/12	Total	9/30/12	Total	12/31/12	Total	3/31/13	Total		Total
Refining	$5.2	23%	$5.8	22%	$10.9	43%	$13.7	44%	$35.6	34%
Chemical/ Petrochemical	$5.6	25%	$8.3	32%	$6.5	25%	$4.9	16%	$25.3	24%
Power	$5.2	23%	$6.7	26%	$4.1	16%	$7.3	24%	$23.3	22%
Other Commercial and Industrial*	$6.5	29%	$5.1	20%	$4.1	16%	$5.0	16%	$20.8	20%
Total	$22.5		$25.9		$25.6		$30.9		$105.0

*	Includes the defense industry.

- MORE -

Graham Corporation Reports Record Orders and Backlog for Fiscal Year 2014

May 30, 2014

Graham Corporation Fourth Quarter Fiscal 2014

Additional Information

(Continued)

SALES BY REGION FY 2014

($ in millions)

FY 2014	Q1	% of	Q2	% of	Q3	% of	Q4	% of	FY2014	% of
	6/30/13	Total	9/30/13	Total	12/31/13	Total	3/31/14	Total		Total
United States	$15.0	53%	$14.1	58%	$14.5	62%	$20.3	78%	$63.8	62%
Middle East	$1.5	5%	$0.9	4%	$0.8	3%	$1.1	4%	$4.3	4%
Asia	$6.5	23%	$2.8	11%	$1.5	7%	$0.6	2%	$11.5	11%
Other	$5.3	19%	$6.7	27%	$6.6	28%	$4.1	16%	$22.6	23%
Total	$28.3		$24.5		$23.4		$26.1		$102.2

SALES BY REGION FY 2013

($ in millions)

FY 2013	Q1	% of	Q2	% of	Q3	% of	Q4	% of	FY2013	% of
	6/30/12	Total	9/30/12	Total	12/31/12	Total	3/31/13	Total		Total
United States	$12.6	56%	$15.3	59%	$11.4	45%	$16.4	53%	$55.7	53%
Middle East	$1.5	6%	$3.0	12%	$6.9	27%	$3.4	11%	$14.8	14%
Asia	$2.7	12%	$2.7	10%	$5.4	21%	$6.3	20%	$17.1	16%
Other	$5.8	26%	$4.9	19%	$1.9	7%	$4.8	16%	$17.4	17%
Total	$22.6		$25.9		$25.6		$30.9		$105.0

- END -